NEWS RELEASE

FOR IMMEDIATE RELEASE


              COMDISCO, INC. ANNOUNCES REPURCHASE OF $8 MILLION
                  OF  COMMON STOCK FROM WILLIAM N. PONTIKES


Rosemont, Illinois . . . April 28, 1995 . . . Comdisco, Inc. announced today that it has repurchased 300,000 shares of its common stock from William N. Pontikes and related trusts. Mr. Pontikes is an Executive Vice President and a Director of the Company. The aggregate purchase price for the 300,000 shares is $8,220,750.00, or $27.4025 per share. This represents a negotiated 3% discount from the closing price of the Company's common stock on April 27, 1995. The Company said that Mr. Pontikes had informed the Company that the purpose of the sale was for estate and tax planning purposes.

After giving effect to the repurchase, the Company has approximately 35 million shares of common stock outstanding, and William N. Pontikes and related entities continue to hold 595,537 shares of common stock representing approximately 2% of the outstanding common shares.

The repurchase was approved unanimously by the Company's Board of Directors other than William N. Pontikes, who did not participate in the decision on behalf of the Company. Prior to making its decision, the Board received the opinion of Salomon Brothers Inc, a nationally recognized investment banking firm, that the repurchase is fair, from a financial point of view, to the Company.

"The repurchase of these shares from William Pontikes, at an attractive price, is an excellent opportunity to enhance value for our shareholders and fits in well with our ongoing share repurchase program," said Jack Slevin, President and Chief Executive Officer of Comdisco, Inc.

Comdisco is one of the world's largest providers of solutions to help businesses acquire, manage, and protect their high-tech equipment. Comdisco's common stock (Symbol: CDO) is traded on the New York and Chicago Stock Exchanges.


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Contact:     Comdisco, Inc.     Investor Contact          Media Contact
                                 James J. Hyland          Mary Moster
                                708/518-5051               708/518-5147